RCI Reports 1Q25 Club & Restaurant Sales
HOUSTON—January 8, 2025—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) reported club and restaurant sales for the fiscal first quarter ended December 31, 2024. Sales do not include non-core operations and are subject to final closing. Full 1Q25 financial results are expected to be reported by February 10, 2025.
Eric Langan, President & CEO of RCI, commented: “We're pleased to report that Nightclubs same-store sales increased year-over-year for the third quarter in a row. The decline in total Bombshells sales primarily reflected the previously announced divestiture and closing of underperforming locations.”
Club & Restaurant Sales ($ in Millions)

1Q25	Total Sales	Total Sales vs. 1Q24	Same-Store Sales vs. 1Q24
Nightclubs	$61.3	+1.2%	+3.7%
Bombshells	$9.6	-24.7%	-7.5%
Combined	$70.9	-3.3%	+2.3%
Nightclubs: Total sales primarily reflected the increase in SSS, three new and reformatted clubs in Texas, and the absence of a club due to fire in July 2024.
Bombshells: Total sales primarily reflected the divestiture and closing of five locations during 4Q24 and 1Q25, the decline in SSS, and a full quarter of the Stafford, TX location, which opened mid-November 2023.
Notes: Revenues from non-core operations, such as third-party rents, and revenues from RCI’s Other segment, are not included in the sales above. All references to “RCI Hospitality Holdings, Inc.,” “company,” “we,” “our,” and similar terms refer to RCI and/or its subsidiaries, unless the context indicates otherwise.
About RCI Hospitality Holdings, Inc. (Nasdaq: RICK) (X: @RCIHHinc)
With more than 60 locations, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult nightclubs and sports bars-restaurants. See all of our brands at www.rcihospitality.com.
Forward-Looking Statements
This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company's actual results to differ materially from those indicated, including, but not limited to, the risks and uncertainties associated with (i) operating and managing an adult entertainment or restaurant business, (ii) the business climates in cities where it operates, (iii) the success or lack thereof in launching and building the company's businesses, (iv) cyber security, (v) conditions relevant to real estate transactions, (vi) the impact of the COVID-19 pandemic, and (vii) numerous other factors such as laws governing the operation of adult entertainment or restaurant businesses, competition and dependence on key personnel. For more detailed discussion of such factors and certain risks and uncertainties, see RCI's annual report on Form 10-K for the year ended September 30, 2024, as well as its other filings with the U.S. Securities and Exchange Commission. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.
Media & Investor Contacts
Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com
2